ASSET PURCHASE AGREEMENT

                THIS AGREEMENT (the "Agreement") is made as of the 11th day of February, 2005, by and among SPECTRUM MICROWAVE, INC., a Delaware corporation having an office at 8031 Avonia Road, Fairview, Pennsylvania 16415 (the "Purchaser"); and AMPLIFONIX, INC., a Delaware corporation having an office at 2707 Black Lake Place, Philadelphia, Pennsylvania 19154 (the "Seller"), R. LAKE ASSOCIATES, a Pennsylvania partnership having at office at 2707 Black Lake Place, Philadelphia, Pennsylvania 19154 ("RLA"), and DR. ARTHUR RIBEN, an individual, residing at 2430 Riviera Drive, Delray Beach, Florida 33445 (the "Shareholder").

BACKGROUND STATEMENT

                Seller and RLA desire to sell to Purchaser, and Purchaser desires to purchase from Seller and RLA, certain assets owned by Seller and RLA, respectively, and to assume certain liabilities of Seller associated with its business, upon and subject to the terms and conditions of this Agreement.

                Shareholder owns all of the capital stock of Seller and agrees to enter into certain agreements in connection with such transaction.

TERMS OF AGREEMENT

                NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Purchaser, Seller, RLA and Shareholder agree as follows:

1.     DEFINITIONS

        1.1     Defined Terms. As used in this Agreement, the terms that are underlined or listed below shall have the following meanings:

                "Accounts Receivable" shall mean all trade and accounts receivable of Seller of any kind whatsoever.

                "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, ownership of partnership or other equity interests, by contract or otherwise).

                "Agreement" shall mean this Asset Purchase Agreement, together with the Disclosure Schedules, the Schedules and Exhibits attached to this Agreement and the certificates and instruments to be executed and delivered in connection with this Agreement.

                "Assumed Contracts" shall mean only those Contracts identified on Schedule 1.1(A) together with such other Contracts, if any, which Purchaser may elect in writing to assume on or prior to the Closing Date.

                "Assumed Liabilities" shall mean the following liabilities of the Seller and only such liabilities:

(a)	the Assumed Expenses;

(b)	Seller's liabilities under the Assumed Contracts except for (i) any contingent liabilities, other than the Warranty Obligations, arising from performance of the Assumed Contracts, or from events or conditions related thereto occurring or existing, prior to the Closing Date and (ii) any liability or obligation for overpayments or prepayments by customers of Seller prior to Closing; and

(c)	the Warranty Obligations.

                "Assumed Expenses" shall mean:

(a)	the obligations and liabilities of Seller under purchase orders for raw materials, supplies and services incurred in the ordinary course of business as of the Closing Date that are not past due ("Trade Payables");

(b)	Seller's obligations to pay its employees or agents a commission or bonus for sales made prior to the Closing Date, where the sale has given rise to an Account Receivable outstanding as of the Effective Time and the employee or agent is not entitled to receive such commission or bonus until such time as the corresponding Account Receivable has been paid in full and expenses of Seller (other than Trade Payables) accrued in the ordinary course of the Business, and not past due, all of which are listed on Schedule 1.1(B) and not exceeding $100,000 in the aggregate;

(c)	any liabilities owed by Seller to the Transferred Employees for accrued vacation and accrued sick leave attributable to periods prior to the Closing Date ("Accrued Benefits"); provided however that, for clarification, (A) Purchaser is not assuming any severance benefits that any Transferred Employees may have that arise upon termination of their employment with

Seller, and (B) Purchaser shall grant vacation and sick time benefits included in the Accrued Benefits to each Transferred Employee in the ordinary course of business or pay each Transferred Employee the value thereof upon such Transferred Employee's termination of employment with Purchaser; and

                "Business" shall mean the Seller's operations and business as conducted on the date of this Agreement and such business for which research, development or significant planning has been commenced by Seller.

                "Business Records" shall mean all originals of all data and records of the Seller in its possession or control, subject to Seller's record retention policies, which relate to the Purchased Assets or the operation of the Business including, but not limited to, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, cost data, written operating methods and procedures, operating records and other information related to the Tangible Personal Property, personnel records for the Transferred Employees and other records, on whatever media, pertaining directly and exclusively to the Purchased Assets or customers or suppliers of, or any other parties having Contracts or other business relationships with, Seller relating to the Business but not including any Excluded Assets; provided that, in the case of personnel records, Seller may provide Purchaser with copies at Seller's expense.

                "Closing Date" shall mean February 11, 2005, except that if all of the conditions to Closing set forth in Article 7 of this Agreement shall not have been satisfied or waived on or prior to such date, "Closing Date" shall mean the third business day after the satisfaction or waiver of all such conditions to Closing, or on such other date as the parties may agree.

                "Code" shall mean the Internal Revenue Code of 1986, as amended to date.

                "Contracts" shall mean any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

                "Customer Lists" shall mean all customer lists of Seller.

                "Disclosure Schedules" shall mean the schedules containing lists required by, and disclosing exceptions or qualifications to, Seller's, Shareholder's and RLA's representations and warranties, which schedules are being delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

                "Employee Pension Benefit Plan" shall have the meaning set forth in ERISA Section 3(2).

                "Employee Welfare Benefit Plan" shall have the meaning set forth in ERISA Section 3(1).

                "Encumbrance" shall mean with respect to any Person any mortgage, deed of trust, pledge, lien, security interest, charge or other security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

                "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation or other responsibility arising from the requirements for compliance with, or arising from the violation of, any applicable Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                (a)    any actions required to be taken to comply with applicable Legal Requirements relating to environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

                (b)    fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses resulting from any requirements under Environmental Law or Occupational Safety and Health Law;

                (c)    financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, maintenance, monitoring or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) with authority to require such Cleanup; or

                (d)    any other compliance, corrective, investigative or remedial measures required under the applicable Environmental Law or Occupational Safety and Health Law.

                The terms "removal," "remedial" and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA").

                "Environmental Condition" shall mean the existence or threat of any Release into the environment of any Hazardous Substance at concentrations requiring investigation and/or remediation under any Environmental Law, or exposure to Hazardous Materials at concentrations above levels permissible under applicable Environmental Laws.

                "Environmental Law" shall mean any applicable federal, state, local or foreign statutes, ordinances or other laws, any rules or regulations promulgated thereunder, and any licenses, permits, orders, judgments, notices or other requirements lawfully issued pursuant thereto and applicable to Seller's business, any of the Facilities, or any operations thereat (including, but not limited to, laws regulating the identification, reporting, generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or threatened release of, any pollutants, contaminants, wastes or any other substances or materials) relating to pollution or protection of the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure). Without limiting the generality of the foregoing, Environmental Laws shall include CERCLA, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws enacted, promulgated or lawfully issued by the United States, any state of the United States or any political subdivision of any such state.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                "Excluded Assets" shall mean:

(1)	Cash, cash equivalents and marketable securities (determined in accordance with GAAP) of Seller;

(2)	All financial, accounting and bookkeeping books and records, and the minute books of Seller;

(3)	All assets related to any Employee Welfare Plan and any Employee Benefit Plan, which plans shall remain intact following the Closing;

(4)	Any and all tax credits and tax refunds relating to the operation of the Business;

(5)	Any permits of Seller relating to the Business that are not assignable to Purchaser;

(6)	Seller's partnership interest in RLA; and

(7)	The assets listed on Schedule 1.1(C), if any.

(8)	Life insurance contracts on the lives of Shareholder, Michael Smith and Daniel Riben.

                "Facilities" shall mean (i) the Real Property and (ii) any real property previously owned or leased by Seller.

                "GAAP" shall mean generally accepted accounting principles of the United States.

                "Goodwill" shall mean the goodwill of the Business.

                "Governmental Authority" shall mean any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

                "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof, and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property or the environment on or off the Facilities.

                "Hazardous Materials" shall mean any pollutants, contaminants, chemicals, wastes and any carcinogenic, ignitable, corrosive, reactive, toxic or other Hazardous Materials or materials, whether solids, liquids or gases (including, but not limited to, petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludges, slag and any other substance, material or waste) that are subject to regulation or remediation under any Environmental Law.

                "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated pursuant thereto.

                "Intellectual Property" means collectively, any of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how-formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and including software installed on hard disk drives), (vii) all copies and tangible embodiments thereof (in whatever form or medium), (viii)all joint or partial interests in any of the foregoing; and (ix) all domain names, url's, and telephone and facsimile numbers.

                "Inventory" shall mean all raw material, work-in-process and finished goods inventories of Seller, wherever located.

                "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international, multinational, administrative or other order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

                "Material Adverse Event" shall mean any occurrence or action the effect of which is material and adverse to the Purchased Assets, the Real Property or the business, assets, liabilities, results of operations or prospects of the Business; provided, however, that a Material Adverse Event shall not be deemed to include the impact of (i) changes in applicable law or Legal Requirements of general applicability or any implementation thereof by courts or Governmental Authorities or (ii) the effects of the transactions contemplated by, or compliance by either party with the provisions of, this Agreement on the Purchased Assets or the business, assets, liabilities, results of operations or prospects of the Business.

                "Multiemployer Plan" shall have the meaning set forth in ERISA Section 3(37) or ERISA Section 4001.

                "Occupational Safety and Health Law" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

                "Other Current Assets" shall mean all prepaid expenses and deposits of the Business.

                "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                "Permits" shall mean all licenses, permits and other authorizations required from any Governmental Authority or other Person in connection with Seller carrying on the Business as presently conducted.

                "Permitted Encumbrance" shall mean (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings or (ii) other liens arising in the ordinary course of business (but not including any mechanic's or similar lien) that were not incurred in connection with the borrowing of money and which will not materially impair Purchaser's use of the Purchased Assets after the Closing.

                "Person" shall mean any corporation, governmental authority, individual, partnership, trust or other entity.

                "Proceeding" shall mean any action, order, writ, injunction, judgment, decree, claim, suit, litigation, dispute, grievance, arbitral action, investigation or other proceeding.

                "Purchased Assets" shall mean all right, title and interest of Seller in and to all of the assets of Seller (other than the Excluded Assets) used in the Business including, without limitation, the following:

                (1)     the Assumed Contracts;

                (2)     the Business Records;

                (3)     the Customer Lists;

                (4)     the Goodwill;

                (5)     the Purchased Intellectual Property;

                (6)     the Inventory;

                (7)     the Other Current Assets;

                (8)     the Permits (to the extent assignable);

                (9)     the Tangible Personal Property; and

                (10)   the Accounts Receivable.

The Purchased Assets shall also include the additional assets, if any, identified on Schedule 1.1(D).

                "Purchased Intellectual Property" means all of the Intellectual Property listed or required to be listed on Schedule 4.8, including, but not limited to, the Amplifonix tradename and trademark.

                "Real Property" shall mean the real property and improvements thereon located at 2707 Black Lake Place, Philadelphia, Pennsylvania 19154, owned by RLA and described on Schedule 4.6, and leased by Seller for the Business.

                "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping or disposing into the environment.

                "Reportable Event" shall have the meaning set forth in ERISA Section 4043.

                "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative of any Person.

                "Seller's Auditors" shall mean Fishbein & Company, P.C.

                "Tangible Personal Property" shall mean all tangible personal property (other than Excluded Assets) owned by Seller and used directly or indirectly to conduct the Business including, without limitation, all production and processing equipment, warehouse equipment, computer hardware, furniture and fixtures, transportation equipment, leasehold improvements, tooling, supplies and other tangible personal property located at the Real Property, together with any transferable manufacturer or vendor warranties related thereto.

                "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and arising prior to the Closing Date.

                "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

        1.2     Other Defined Terms. The following terms shall have meanings defined for such terms in the Sections set forth below:

Term	Section
Acquisition Proposal	8.11(b)
Applicable Contract	4.13
Assignment and Assumption Agreement	3.2(a)(iii)
Audited Financial Statements	4.9(a)
Basket	9.3(b)(ii)
Benefit Arrangement	4.10(a)
Bill of Sale	3.2(a)(ii)
Business Purchase Price	2.2
City Certification	8.6(c)
Closing	3.1
COBRA	4.10(i)

Confidential Information	11.2
Disapproved Encumbrances	8.6(d)
Defect Notice	8.6(d)
Dispute	9.8(a)
Dispute Notice	9.8(a)
Effective Time	3.1
Employee Plan	4.10(a)
Endorsements	8.6(a)
ERISA Affiliate	4.10(h)
Escrow Agent	2.3(b)
Escrow Agreement	2.3(b)
Escrow Funds	2.3(b)
Financial Statements	4.9
Indemnified Person	9.2
Indemnifying Person	9.2
Knowledge	1.4
Losses	9.2
Non-Transferable Assets	3.3
Novation Agreements	3.2(a)(iv)
Pension Plans	4.10(a)
Permitted Title Encumbrances	8.6(a)
Physical Inventory	2.6
Purchaser's Indemnified Persons	9.2
Real Property Price	2.2
Restricted Activity	11.1
Retained Liabilities	2.4
RLA Partnership Agreement	4.4
Seller's Indemnified Persons	9.2
Survey	8.6(b)
Termination Date	10.2
Title Commitment	8.6(a)
Title Company	8.6(a)
Title Policy	8.6(a)
Third Party Action	9.2
Transferred Employees	8.8(b)
2004 Financial Statements	4.9
WARN Act	8.8(e)
Warranty Obligations	8.10
Welfare Plans	4.10(a)

        1.3     Usage of Terms. Except where the context otherwise requires, words importing the singular number shall include the plural number and vice versa.

        1.4     Knowledge. An individual will be deemed to have "Knowledge" or "knowledge" of a particular fact or other matter if:

                (a)     such individual is actually aware of such fact or other matter; or

                (b)    a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served since January 1, 2000, as a director, officer, partner, or manager (as it might relate to an LLC) of such Person or any subsidiary thereof (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Without limiting the foregoing, "Knowledge" of Seller means and shall include the Knowledge of the following individuals: Shareholder, Robert A. Rosin, Michael Smith and Daniel Riben.

        1.5     References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions) and Exhibits refer to the corresponding Articles, Sections (and other subdivisions) and Exhibits of or attached to this Agreement, unless the context expressly, or by necessary implication otherwise requires; and all references to the Schedules refers to the Schedules included in the Disclosure Schedules, except Schedules 5.3 and 7.1(b) that are attached hereto.

2.     PURCHASE AND SALE OF ASSETS

        2.1     Transfer of Assets; Assumption of Assumed Liabilities. Subject to the terms and conditions contained in this Agreement, on the Closing Date:

                (a)     Seller shall sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser shall acquire from Seller, the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

                (b)     Purchaser shall assume, effective as of the Closing Date, the Assumed Liabilities.

                (c)     RLA shall sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser shall acquire from RLA, the Real Property, free and clear of any Encumbrances other than Permitted Title Encumbrances.

        2.2     Purchase Price. The purchase price for the Purchased Assets ("Business Purchase Price") shall be equal to (i) $7,500,000 plus the (ii) Assumed Liabilities. The purchase price for the Real Property shall be $2,500,000 (the "Real Property Price").

        2.3     Payment of Closing Payment Payments. The Business Purchase Price shall be paid as follows:

                (a)     At the Closing, Purchaser shall pay $250,000 of the Business Purchase Price (the "Escrowed Funds") by wire transfer into an escrow account at Manufacturers and Traders Trust Company, Buffalo, New York (the "Escrow Agent"), to be held and disbursed by the Escrow Agent in accordance with the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit 2.3(a) (the "Escrow Agreement").

                (b)     The balance of the Business Purchase Price shall be paid to Seller at Closing by wire transfer of immediately available funds to such bank account or accounts as may be designated by Seller in writing not less than three (3) business days prior to Closing.

                (c)     The Real Property Price shall be paid to RLA at Closing by wire transfer of immediately available funds to the bank account of the First American Title Insurance Company conducting the real estate transfer in advance of Closing.

        2.4     Liabilities Not Assumed. It is expressly understood and agreed that with respect to the liabilities, debts, obligations and contracts of, and claims against, Seller and RLA as of the Closing Date, other than the Assumed Liabilities, Purchaser shall not assume, nor shall it be liable for, any liability, debt, obligation, or Contract of Seller, RLA or any Affiliate thereof, or any claim against any of the foregoing, of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of Seller or RLA, all of which shall be retained by Seller and RLA, respectively, and which are hereafter referred to as the "Retained Liabilities." Without limiting the foregoing, Purchaser shall have no responsibility with respect to any of the following liabilities of Seller and/or RLA (all of which shall be deemed to be Retained Liabilities) whether or not disclosed on the Financial Statements:

                (a)     except for the Assumed Expenses, any liability of Seller or RLA for (i) accrued salaries and wages, vacation pay, accrued bonuses and other employment benefits or commissions and related Taxes and (ii) severance payments or other termination benefits payable to employees of Seller or RLA, irrespective of whether such individuals are Transferred Employees; Transferred Employees' salaries shall begin for the work performed commencing February 12, 2005.

                (b)     any liability of Seller, RLA or any ERISA Affiliate thereof arising out of any Employee Plan or Benefit Arrangement maintained, or contributed to, by Seller, RLA or any ERISA Affiliate thereof including, without limitation, liabilities attributable to a complete or partial withdrawal from a Multiemployer Plan or to the PBGC for benefit liabilities or premiums due, any liability resulting from failure to provide continuation coverage required by COBRA, any liabilities arising out of any nonqualified plan or plans covering any employees or former employees of Seller or RLA, or any liability of Seller or RLA under any and all medical, dental, disability or other employee welfare reimbursement plan or any other plan of any nature whatsoever maintained by Seller or RLA for the benefit of its employees or under any similar governmental plan to which Seller or RLA is subject;

                (c)     any liability of Seller or RLA relating to the Excluded Assets or other government-imposed fees or charges arising out of doing business in any jurisdiction where Seller or RLA is not qualified to do business as a foreign corporation or partnership that would not have been incurred if Seller or RLA had been so qualified;

                (d)     any liability of Seller or RLA for any indebtedness, whether for borrowed money or otherwise, to any bank, bondholder, trade or non-trade creditor (other than the Assumed Liabilities), customer, employee, lessor, financial institution, government entity, trust company, shareholder, director, officer, consultant, agent or other Person, either directly or by reason of any guaranty or other Contract;

                (e)     any liability of Seller or RLA arising after the Closing Date, except for the Assumed Liabilities;

                (f)     any obligations and liabilities arising from the non-compliance by Seller or RLA with any Legal Requirement (including all Environmental Laws) through the Closing Date, or attributable to or caused by Seller, RLA or the Purchased Assets;

                (g)     any liability for workers compensation claims, general liability claims, automobile liability claims or any other negligent act or omission of Seller or RLA, whether related to the Business or otherwise arising out of acts or occurrences prior to, or commencing prior to, the Closing Date;

                (h)     any liability of Seller or RLA under any Contract except for the Assumed Contracts; and

                (i)     any liability of Seller or RLA for any Tax.

        2.5     Allocation of Purchase Price. The total consideration payable hereunder to Seller and RLA shall be allocated as set forth in this Section 2.5, and the Business Purchase Price shall be allocated as soon as practicable (but no later than 60 days) following the Closing Date on the basis set forth on Schedule 2.5. Unless otherwise agreed in writing by Purchaser, Seller and RLA, Purchaser, Seller and RLA shall (a) reflect the Purchased Assets and Real Property in their books and for tax reporting purposes in accordance with such allocations, (b) file all forms required under Section 1060 of the Code and all other tax returns and reports in accordance with and based upon such allocations and (c) unless required to do so in accordance with a "determination" as defined in Section 1313(a)(1) of the Code, take no position in any Tax Return, tax proceeding, tax audit or otherwise which is inconsistent with such allocations.

        2.6     Physical Inventory; Financial Matters.

                (a)     An inspection and physical count of the Inventory and Tangible Personal Property shall be conducted by Representatives of Seller and Purchaser immediately preceding the Closing Date to verify the presence of such assets as identified in the Disclosure Schedules and the Financial Statements. The inspection and test count may be observed by Seller's auditors and by Purchaser's auditors. In connection with the physical inventory, Seller shall provide an inventory listing (and calculate the inventory value) and the inspection and test count shall be conducted in accordance with such procedures as may be agreed upon by Seller and Purchaser. The cost of such inspection and test count, other than the cost of Purchaser's auditors, shall be borne by Seller.

                (b)     As soon as practicable following the Closing (but taking into account the normal schedule of Seller's Auditors), Seller and Purchaser shall cause the financial statements of Seller for the year ending December 31, 2004 to be audited by Seller's Auditors. In connection therewith, and at each party's expense, Seller and Purchaser shall provide access to all books and records relating to the Business. The fees of Seller's Accountants incurred in connection with such audit shall be paid for by Seller. Seller shall cause Seller's Auditors to deliver a copy of Seller's audited 2004 financial statements to Purchaser together with the statement thereon of Seller's Auditors.

        2.7     Transfer Taxes and Fees; Expenses; Prorations.

                (a)     Purchaser and Seller shall each pay one-half of any transfer, sales and similar Taxes imposed by reason of the transfer of the Purchased Assets provided hereunder.

                (b)     Purchaser and RLA shall each pay one-half of all Pennsylvania state and local realty transfer taxes, recording fees and other charges imposed by reason of the sale and conveyance of the Real Property to Purchaser.

                (c)     Seller shall pay all costs of obtaining the necessary governmental and third party consents to transfer the Purchased Assets and the Assumed Liabilities provided hereunder except those costs relating to Purchaser's compliance with its representations and warranties and obtaining any necessary export licenses or facility security clearances, which cost will be borne by Purchaser only.

                (d)     Whether or not the Closing is consummated all costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement, including but not limited to legal and accounting fees and expenses, shall be paid by the party that incurs such costs and expenses except as expressly provided for in this Agreement.

                (e)     All utilities used in the Business and all real property taxes and other similar charges relating to the Real Property shall be prorated as of the Effective Time.

3.     CLOSING

        3.1     Closing. The consummation of the transactions contemplated in this Agreement (the "Closing") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Robert A. Rosin, Esq., 215 South Broad Street, Philadelphia, PA 19107 or at such other place as shall be mutually agreed upon. The Closing shall be effective at 11:59 p.m. on the Closing Date (also known as the "Effective Time").

        3.2     Instruments at Closing.

                (a)     Deliveries by Seller, Shareholder and/or RLA. Subject to all of the terms and conditions of this Agreement, at the Closing, Seller, Shareholder and/or RLA, as applicable, will deliver:

                (i)     a certificate executed by Seller as required by Section 7.2(c) and a certificate executed by RLA as required by Section 7.2(d);

                (ii)     a bill of sale for all of the Purchased Assets substantially in the form of Exhibit 3.2(a)(ii) (the "Bill of Sale") duly executed by Seller;

                (iii)     an assignment and assumption agreement substantially in the form of Exhibit 3.2(a)(iii) (the "Assignment and Assumption Agreement") duly executed by Seller;

                (iv)     [Intentionally Omitted.]

                (v)     Special Warranty Deed, FIRPTA certification and such affidavits and other reasonably required documentation executed by RLA and Seller transferring the Real Property to Purchaser as provided for in Section 8.6;

                (vi)     such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Purchaser, each in form and substance reasonably satisfactory to Purchaser and its legal counsel and duly executed and delivered by Seller, Shareholder or RLA (as applicable) and such UCC termination statements, releases and other documentation as Purchaser may reasonably request to evidence that any Encumbrances, other than Permitted Encumbrances on the Purchased Assets and Permitted Title Encumbrances on the Real Property, have been removed prior to Closing; and

                (vii)     updated Disclosure Schedules, if necessary, delivered by Seller, in such form as is acceptable to Purchaser.

                (b)     Deliveries by Purchaser. Subject to all of the terms and conditions of this Agreement, at the Closing, Purchaser will deliver:

                (i)     the closing payments as provided for in Section 2.3, in immediately available funds, to the Escrow Agent and to such accounts as may be specified by Seller and RLA, respectively, in writing prior to the Closing;

                (ii)     a certificate executed by Purchaser as required by Section 7.3(b);

                (iii)     the Bill of Sale duly executed by Purchaser;

                (iv)     the Assignment and Assumption Agreement duly executed by Purchaser; and

                (c)     Form of Instruments. All certificates, agreements and instruments provided for in this Section 3.2 shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Seller, RLA and Purchaser and their counsel.

        3.3     Non-Transferable Assets. It is understood that certain Purchased Assets (including, without limitation, manufacturers', contractors' and other warranties and guaranties, and one or more Assumed Contracts) may not be immediately transferable or assignable to Purchaser, and Purchaser will allow Seller to retain certain of such assets after the Closing Date (the "Non-Transferable Assets"), and this Agreement shall not constitute an assignment of any such Non-Transferable Assets. In such event, (i) Seller shall grant to Purchaser full use and benefit of their interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the parties that Purchaser shall have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (ii) Seller shall take all reasonable actions necessary to preserve the value of the Non-Transferable Assets, (iii) Seller shall not transfer or assign the Non-Transferable Assets to any Person other than Purchaser or Purchaser's assigns, (iv) Seller shall transfer or assign the Non-Transferable Assets to Purchaser at the earliest date, if any, on which such transfer or assignment can be effected and (v) Purchaser shall be responsible for obligations relating to such Non-Transferable Assets as if they had been transferred or assigned to Purchaser in accordance with the terms of this Agreement; provided however that all reasonable costs and expenses incurred by Seller in carrying out the foregoing clauses (i), (ii) and (iv) shall be paid or reimbursed by Purchaser on demand.

4.     REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

        Seller, RLA and Shareholder, jointly and severally, represent and warrant to Purchaser as follows:

        4.1     Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified as a foreign corporation to do business in Pennsylvania and all other jurisdictions where the nature of the business transacted by Seller would require such qualification. Seller has all corporate power and authority to own its property and to carry on its business as now conducted by it.

        RLA is a general partnership formed under the laws of the Commonwealth of Pennsylvania. RLA has all power and authority to own its property and to carry on its business.

        4.2     Corporate Action; Legal, Valid and Binding Agreement. Seller has all necessary power, and authority, and all necessary corporate action of Seller has been properly taken, to authorize, execute and deliver this Agreement and the instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby, and resolutions of the Board of Directors of Seller certified by the Secretary or an Assistant Secretary of Seller and in form reasonably satisfactory to counsel for Purchaser shall be delivered to Purchaser at the Closing. This Agreement is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

        All action required under the organizational documents of RLA and under applicable Legal Requirements has been properly taken to authorize, execute and deliver this Agreement and the instruments to be executed and delivered by RLA pursuant hereto and to consummate the sale of the Real Estate contemplated hereby, and certified by a general partner of RLA and in form reasonably satisfactory to counsel for Purchaser shall be delivered to Purchaser at the Closing. This Agreement is the legal, valid and binding agreement of RLA, enforceable in accordance with its terms.

        4.3     No Violation; Consents and Approvals. Except as disclosed on Schedule 4.3, neither the execution, delivery nor performance of this Agreement by the Seller. Shareholder or RLA, Shareholder or the documents executed in connection herewith, nor the consummation of the transactions contemplated hereby or thereby is prohibited by, is a violation of, is in conflict with, constitutes a default under (whether such default would occur with the passage of time, the giving of notice or both) or requires Seller, Shareholder or RLA to obtain any consent, authorization or approval or registration under, or gives any Person the right to accelerate the performance of any obligation under (a) any term or provision of the certificate of incorporation or the by-laws of the Seller, (b) any Contract or commitment to which any of Seller, Shareholder, RLA or RLA's partners are bound, including but not limited to any Contract or commitment relating to any bank or other institutional loans or indebtedness of Seller or RLA, or (c) any judgment or any Legal Requirement applicable to Seller or RLA. Except as set forth on Schedule 4.3, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Seller, Shareholder or RLA in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

        4.4     Corporate Records. Seller has delivered or made available to Purchaser or Purchaser's counsel, for review, true and complete copies of Seller's (a) certificate of incorporation and all amendments thereto, and (b) by-laws and all amendments thereto. The certificate of incorporation of Seller has not been amended, except and to the extent provided in any certificate of amendment heretofore delivered to Purchaser or Purchaser's counsel.

        RLA has delivered to Purchaser or Purchaser's counsel a true and complete copy of its partnership agreement as in effect on the date hereof (the "RLA Partnership Agreement").

        4.5     Taxes; Tax Returns. Seller and Shareholder have made a valid election to treat Seller as, and Seller has qualified as, an S Corporation under the Code and for state and local tax purposes in all jurisdictions in which Seller is subject to Tax on its income, for each of its taxable years. Except as set forth on Schedule 4.5, (i) Seller has duly filed all Tax reports and Tax Returns required to be filed (including, but not limited to, all federal, state, local and foreign tax returns and reports) with any Governmental Authority and all such returns and reports were correct and complete in all material respects; (ii) Seller and Shareholder have each paid in full all Taxes required to be paid by Seller or Shareholder, respectively, before such payment became delinquent, no deficiencies have been or will be assessed with respect thereto for any period through December 31, 2004; (iv) all Taxes which Seller has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority; (v) there are no federal, state, local or foreign tax liens upon any of the properties or assets of Seller, Shareholder or RLA and there are no unpaid Taxes which are or could become a lien on the properties or assets of Seller, Shareholder or RLA, except for current Taxes not yet due and payable; and (vi) there have been no waivers of statutes of limitations as to any Tax by Seller, Shareholder or RLA with respect to any Governmental Authority. Correct and complete copies have been provided to Purchaser of (i) all Tax Returns and Tax reports of Seller and RLA for each of its taxable years since December 31, 2001, and (ii) all audit reports issued since 2001 relating to Taxes due from Seller or RLA. The Tax Returns of Seller and RLA have been examined by the Internal Revenue Service (the "IRS") and by the relevant state or local taxing authority for the taxable periods shown on Schedule 4.5. No closing agreement pursuant to Section 7121 of the Code or compromise pursuant to Section 7122 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by Seller, RLA or Shareholder. No audit or other Proceeding by any Governmental Authority is pending or, to the Knowledge of Seller or RLA, threatened with respect to any Taxes due from Seller, Shareholder, or RLA or any Tax Return filed by Seller or RLA. No notice of any assessment of Tax against Seller or RLA or any of its assets has been received by Seller or RLA. All elections made or filed by Seller, Shareholder and RLA with respect to Taxes are set forth on Schedule 4.5. None of the assets of Seller or RLA is an asset or property that is or will be required to be treated as being (i) owned by any Person other than Seller or RLA, respectively, pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect immediately prior to the Tax Reform Act of 1986, or (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code. Seller is not a "foreign person" within the meaning of Section 1445 of the Code. For purposes of this Section

4.5, any reference to Seller shall include any corporation which merged with or was liquidated into Seller.

        4.6     Real Property.

                (a)     Title to the Real Property is in RLA (and is described on Schedule 4.6).

                (b)     Except as set forth on Schedule 4.6, (i) Seller enjoys peaceful and undisturbed possession of the Real Property under its lease therefor, (ii) the Real Property is not subject to any commitment for sale or use by any Person other than the Seller, (iii) neither the Real Property nor the leasehold interests with respect to the Real Property is subject to any Encumbrance which in any material respect interferes with or impairs the value or present and continued use thereof in the usual and normal conduct of the Business, (iv) no labor has been performed or material furnished for the Real Property for which a mechanic's or materialman's lien or liens, or any other lien, has been or could be claimed by any Person, (v) the Real Property is in compliance with all Legal Requirements (including without limitation all building and other codes and all zoning, subdivision and other applicable land use ordinances and by-laws), and all existing covenants, conditions, restrictions and easements, and, to the Knowledge of the Seller, the current use of the Facilities does not constitute a non-conforming use under the applicable zoning ordinances, and (vi) no default or breach exists with respect to, and the Seller has not received any notice of any default or breach under, any Encumbrance affecting the Real Property. Seller has not received notice of, nor does Seller have any Knowledge of any threatened, general or special assessments affecting the Real Property or any portion thereof. Seller has not received notice of, nor does Seller have any Knowledge of, any pending or threatened Proceeding (including without limitation condemnation or eminent domain proceeding) before any Governmental Authority which relates to the ownership, maintenance, use or operation of the Real Property, nor does Seller know of any fact which might give rise to any such Proceeding.

                (c)     The Real Property is not located within any area determined to be flood-prone under the Federal Flood Protection Act of 1973, or any comparable state or local Legal Requirement. Seller has not received any notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof which would materially and adversely affect the insurability of the Real Property or any property located thereat or the premiums for the insurance thereof, and no notice has been given by any insurance company which has issued a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any material repairs, alterations or other work which has not been complied with.

                (d)     To the Knowledge of Seller, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities servicing the Real Property are installed to the improvements situated on the Real Property, are connected pursuant to valid permits, enter the

Real Property through adjoining public streets, are adequate for the present operation of the Business and otherwise are in compliance in all material respects with all Legal Requirements applicable thereto. Access to and from the Real Property is via public streets.

                (e)     The buildings and improvements at the Real Property (including, without limitation, the heating, air conditioning, mechanical, electrical and other systems used in connection therewith) are in a good state of repair (ordinary wear and tear excepted) and have been well maintained. There are no repairs or replacements exceeding $10,000 in the aggregate for the Facilities or $5,000 for any single repair or replacement which are currently contemplated by Seller or which, to the Knowledge of Seller, should be made in order to maintain said buildings and improvements (i) in a reasonable state of repair or (ii) in accordance with any notice from any insurance company of Seller, other than any such repairs or replacements which may become necessary in connection with any removal of equipment and tenant improvements from the Real Property by Purchaser.

        4.7     Tangible Personal Property. Schedule 4.7 sets forth (i) a list as of December 31, 2004 of each item of Tangible Personal Property owned by Seller and used in the Business having an original value in excess of $1,000, and (ii) a list of each item of Tangible Personal Property leased by Seller and used in the Business having an annual rental in excess of $1,000. Except as set forth in Schedule 4.7, there is no tangible personal property used in the operation of the Business other than the Tangible Personal Property. Except as set forth on Schedule 4.7, all of the Tangible Personal Property is located at the Real Property. Except as set forth in Schedule 4.7, to the Knowledge of Seller, the Tangible Personal Property is, taken as a whole, in good working order and adequate for its intended use, ordinary wear and tear excepted. Except as disclosed on Schedule 4.7, there are no repairs or replacements exceeding $10,000 in the aggregate for all Tangible Personal Property or $1,000 for any single item of Tangible Personal Property which are currently contemplated by Seller.

        4.8     Intellectual Property.

                (a)     Schedule 4.8 identifies all Intellectual Property which is currently used in the Business, which was used in the Business at any time in the last five years or which Seller plans to use in connection with the Business in the next 12 months, including but not limited to, (i) each patent or registration which has been issued to Seller, Shareholder or any Affiliate thereof with respect to any of such Intellectual Property; (ii) each trade name or unregistered trademark used by Seller in connection with the Business; (iii) each pending application or application for registration which Seller, Shareholder or any Affiliate thereof has made with respect to any of such Intellectual Property; (ii) each copyright, trademark, and service mark of Seller.

                (b)     Except as set forth on Schedule 4.8, with respect to each item of Intellectual Property identified or required to be identified on Schedule 4.8: (i) Seller possesses all right, title and interest in and to the item, free and clear of any Encumbrances or licenses, (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge, (iii) no Proceeding is pending or, to the knowledge of Seller, threatened which challenges the legality, validity, enforceability, use or ownership of the item and (iv) other than routine indemnities given to distributors, sales representatives, dealers and customers, Seller has no current obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                (c)     Except as set forth on Schedule 4.8, (i) to the knowledge of Seller, each item of Intellectual Property owned or used by Seller immediately prior to the Closing Date will be owned or available for use by Purchaser on substantially similar terms and conditions immediately subsequent to the Closing Date and (ii) Seller has taken reasonable commercial actions to maintain and protect each item of Intellectual Property material to the Business.

                (d)     Except as set forth on Schedule 4.8, to the knowledge of Seller (i) the Seller has not during the last five (5) years in connection with the Business interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party) which has not been resolved and (ii) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property.

                (e)     Schedule 4.8 specifically identifies each item of Intellectual Property that any third party owns and that Seller uses in connection with the Business pursuant to license, sublicense or other Contracts. Seller has delivered to Purchaser correct and complete copies of all such licenses, sublicenses and other Contracts (as amended to date). Except as set forth on Schedule 4.8, with respect to each such item of Intellectual Property required to be identified in Schedule 4.8: (i) the license, sublicense or other Contract covering the item is enforceable, (ii) to the knowledge of Seller, following the Closing, the license, sublicense or other agreement will continue to be enforceable on substantially similar terms and conditions, (iii) neither Seller nor, to the knowledge of Seller, any other party to the license, sublicense or other Contract is in material breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit early termination, modification or acceleration thereunder, (iv) to the knowledge of Seller, no other party to the license, sublicense or other Contract has repudiated any provision thereof, (v) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, (vi) no proceeding is pending or, to the knowledge of Seller, threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property and (vii) Seller has not granted any sublicense or similar right with respect to the license, sublicense or other Contract.

                (f)     Except as set forth on Schedule 4.8, Purchaser's use of any Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intangible property rights of third parties as a result of the continued operation of the Business as presently conducted and as presently proposed to be conducted.

        4.9     Financial Statements.

                (a)     Seller has delivered to Purchaser (i) financial statements of Seller (consisting of a balance sheet, a statement of income and retained earnings, and a statement of cash flows) for the two years ending December 31, 2002 and December 31, 2003 audited by Seller's Auditors (the "Audited Financial Statements"), and (ii) unaudited financial statements of Seller (consisting of a balance sheet and a statement of income and retained earnings) for the 12 months ending December 31, 2004 (the "2004 Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"), copies of which are attached as part of Schedule 4.9(a). Except as set forth on Schedule 4.9(a), the Financial Statements fairly present the financial condition and the results of operations of Seller as of their respective dates and for the periods then ended, in all material respects. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis. The books and records of Seller fairly reflect the assets, liabilities and operations of Seller in accordance with GAAP, and the Financial Statements are in conformity therewith. The Financial Statements (i) are complete and correct in all material respects as of the dates thereof and (ii) except as set forth on Schedule 4.9(a), reflect all liabilities of Seller fixed or contingent, as at the respective dates thereof whether or not such liabilities would be required to be reflected or disclosed in financial statements prepared in accordance with GAAP.

                (b)     Except as set forth on Schedule 4.9(b), all Accounts Receivable recorded in the 2004 Financial Statements as being due to Seller as of December 31, 2004 were actually made in the ordinary course of business and will be good and collectible in full in the ordinary course of business, net of any reserves and allowances provided in the 2004 Financial Statements. To Seller's Knowledge, none of such Accounts Receivable are subject to any defense, counterclaim or set-off. Seller has delivered to Purchaser a complete and accurate list of all Accounts Receivable of Seller as of January 31, 2005, a copy of which is attached hereto as part of Schedule 4.9(b).

                (c)     Except as set forth on Schedule 4.9(c), (i) the amount of Inventory shown on the 2004 Financial Statements is true and correct in all material respects as of the dates indicated therein; (ii) none of the Inventory is on consignment; and (iii) the Inventory net of any reserves set forth on the 2004 Financial Statements for excess and obsolete inventory, consists in all material respects of inventories of good and merchantable quality and of the kind and quality regularly and currently used by Seller in the Business.

        4.10     Employee Benefit Plans.

                (a)     Schedule 4.10 sets forth a current list identifying each Employee Pension Benefit Plan, including any Multiemployer Plan (the "Pension Plans") and a list identifying each "Employee Welfare Benefit Plan" (the "Welfare Plans") that, in either case, are maintained, administered or contributed to by Seller or RLA in connection the Business, or that cover any employee or former employee of Seller or RLA. Collectively, the Pension Plans and the Welfare Plans hereafter are referred to as the "Employee Plans." Schedule 4.10 also sets forth a list identifying each employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, deferred compensation, bonuses, profit-sharing, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement compensation or benefit (hereinafter referred to collectively as the "Benefit Arrangements") which (i) is not an Employee Plan, (ii) has been entered into or maintained, as the case may be, by Seller or RLA and (iii) covers any employee or former employee of Seller or RLA.

                (b)     Seller has delivered or has caused to be delivered to Purchaser either (i) true and complete copies of the Employee Plans and Benefit Arrangements, or (ii) summaries of the terms of and benefits under the Employee Plans and Benefit Arrangements. There has been no amendment to, written interpretation or announcement (whether or not written) by Seller or RLA relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining the Employee Plan or Benefit Arrangement above the level of expense incurred with respect to the Employee Plan or Benefit Arrangement for the most recent plan year.

                (c)     Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and, in all material respects, the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, that apply to the Employee Plan or Benefit Arrangement.

                (d)     Each Pension Plan is "qualified" within the meaning of Code Section 401(a), and has been qualified during the period from the date of its adoption to the date of this Agreement, and each trust created thereunder is tax-exempt under Code Section 501(a). Seller has delivered, or caused to be delivered, to Purchaser the latest determination letters of the Internal Revenue Service relating to each Pension Plan.

                (e)     Except as disclosed on Schedule 4.10, there are no pending or, to the knowledge of Seller, threatened (i) claims, suits or other proceedings by any employees, former employees or plan participants or the beneficiaries, spouses or representatives of any of them, other than ordinary and usual claims for benefits by participants or beneficiaries, or (ii) suits, investigations or other proceedings by any Governmental Authority, of or against any Employee Plan, the assets held thereunder, the trustee of any such assets, or Seller or RLA relating to any of the Employee Plans or Benefit Arrangements. If any of the actions described in this subsection are initiated prior to the Closing Date, Seller will notify Purchaser of such action prior to the date of Closing.

                (f)     Seller has not engaged (i) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA Section 404, or (ii) in any "prohibited transaction" within the meaning of ERISA Section 406(a) or 406(b), or of Code Section 4975(c), with respect to any Employee Plans, and will not so engage, act or fail to act prior to the date of Closing. Furthermore, to the knowledge of Seller, no other "party in interest," as defined in ERISA Section 3(14), or "disqualified person," as defined in Code Section 4975(e)(2), has engaged in any such "prohibited transaction."

                (g)     No Employee Plan or Benefit Arrangement provides benefits, including without limitation, any other post-employment benefit, salary continuation, termination, death, disability, or health or medical benefits (whether or not insured), life insurance or similar benefit with respect to current or former employees (or their spouses or dependents) of Seller or RLA beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death, disability or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the Financial Statements, (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary), (v) Seller's severance pay policy or RLA's, if any, or (vi) post-employment payments under Seller's insurance policies relating to events during employment by Seller or RLA.

                (h)     Except as disclosed on Schedule 4.10, neither Seller nor any trade or business, whether or not incorporated, that is deemed to be under common control or affiliated with Seller within the meaning of ERISA Section 4001 or Code Sections 414(b), (c), (m) or (o) (an "ERISA Affiliate") has ever maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, nor will they become obligated to do so through the Closing Date, any defined benefit pension plan or Multiemployer Plan. Except as disclosed on Schedule 4.10, no amount is due from, or owed by, Seller or any ERISA Affiliate on account of a Multiemployer Plan or on account of any withdrawal therefrom.

                (i)     Each of Seller and/or its agents who administer any Employee Plan that is a group health plan has complied, and will continue to comply, with the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, and all applicable regulations thereunder ("COBRA") with respect to each Employee Plan that is subject to the requirements of COBRA, including, but limited to the notification and written notice requirements. Each employee Plan that is a group health plan, within the meaning of Code Section 9832(a), has complied with and satisfied the applicable requirements of Code Section 9801 and 9802.

        4.11     Labor Matters.

                (a)     Schedule 4.11 sets forth, for every employee employed by Seller at any time since January 1, 2004, such employee's name, 2004 annual compensation (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively), most recent regular hourly or salary rate, as applicable, and most recent position or job title including whether or not such position is included in any bargaining unit. Except as set forth on Schedule 4.11: (i) Seller does not have any obligations under any collective bargaining agreement or other written or oral labor Contract, grievance settlement, arbitration award or past practice with any labor organization or employee group, (ii)  Seller is not currently engaged in any unfair labor practice and there is no unfair labor practice charge or other employee-related or employment-related complaint against Seller pending or, to the Knowledge of Seller, threatened before any Governmental Authority, (iii) there is currently no labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration pending or, to the Knowledge of Seller, threatened against Seller and no material grievance currently being asserted, (iv)  Seller has not experienced a labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute at any time during the five years immediately preceding the date of this Agreement and (v) there is, to the Knowledge of Seller, no organizational campaign being conducted nor, to the Seller's Knowledge, has any petition raising a question of representation relating to the Employees been filed, or threatened to be filed, with the National Labor Relations Board. Except as set forth on Schedule 4.11, to the Knowledge of Seller, Seller has complied in all material respects with, and is currently in compliance in all material respects with, all applicable Legal Requirements relating to its employees and consultants, and Seller has not received within the past three (3) years any written notice of failure to comply with any such Legal Requirement.

                (b)     Except as set forth on Schedule 4.11, Seller has on file a valid Form I-9 for each employee hired by Seller on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. Except as set forth on Schedule 4.11, to the knowledge of Seller, all employees of Seller are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the United States government (U.S. Citizenship and Immigration Service, or predecessor) or (iv) aliens who have been continually employed by Seller since November 6, 1986 or the applicable date of hire. Except as set forth on Schedule 4.11, within the past five (5) years, Seller has not been the subject of an immigration compliance or employment visit from, nor has Seller been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor or U.S. Citizenship and Immigration Service.

        4.12     Insurance. Schedule 4.12 contains a complete and accurate list of all current policies or binders of insurance showing as to each policy or binder the carrier, policy number, expiration dates and a general description of the type of coverage provided and maintained by Seller, or RLA, Seller's personnel, the Purchased Assets and/or the Real Property. Except as set forth on Schedule 4.12, all of the Insurance is "occurrence" based insurance. The insurance is in full force and effect and sufficient for compliance in all material respects with all Legal Requirements and of all Contracts to which Seller or RLA is a party. Neither Seller nor RLA is not in material default under any of the insurance.

        4.13     Contracts.

                (a)     other than Seller's lease agreement for the Real Property which shall be a non-assumable contract, Schedule 4.13(a) contains a complete and accurate list, and Seller has delivered to Purchaser true and complete copies (with respect to Sections 4.13(a)(i) - (iii) and 4.13(a)(ix) only those Contracts of an amount in excess of $50,000), of:

                (i)     each Contract to which Seller is a party or by which Seller or any of the Purchased Assets is obligated or bound ("Applicable Contract") that involves performance of services or delivery of goods or materials by Seller in connection with the Business of an amount or value in excess of $10,000;

                (ii)     each Applicable Contract that involves performance of services or delivery of goods or materials to Seller or otherwise in connection with the Business of an amount or value in excess of $10,000;

                (iii)     each Applicable Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts of Seller or otherwise in connection with the Business in excess of $10,000;

                (iv)     each lease, rental or occupancy agreement, license, installment or conditional sale agreement, and any other Applicable Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property;

                (v)     each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees which are still in effect, consultants or contractors regarding the appropriation or the non-disclosure of any of the Purchased Intellectual Property.

                (vi)     each collective bargaining agreement and other Applicable Contract to or with any labor union or other labor organization of a group of employees;

                (vii)     each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

                (viii)     each employment contract and other Applicable Contract with any employee of Seller;

                (ix)     each Applicable Contract containing covenants that in any material way purport to restrict the business activity of the Business or Seller or Shareholder or limit the freedom of the Business or in any material way to engage in any of its line of business or to compete with any Person in its lines of business;

                (x)     each Applicable Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                (xi)     each power of attorney that is currently effective and outstanding which could effect in a material way the Business;

                (xii)     each Applicable Contract entered into that contains or provides for an express undertaking by Seller be responsible for indirect, consequential or punitive damages;

                (xiii)     each written guaranty and other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business;

                (xiv)     each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing; and

                (xv)     each Contract to which RLA is a party that is with Seller or that relates to the Real Property and/or Business and involving aggregate expenditures of $10,000 or more in any year.

Schedule 4.13(a) sets forth sufficient details concerning such Contracts to identify the Contracts.

                (b)     Except as set forth in Schedule 4.13(b):

                (i)     Neither Seller nor Shareholder (or any Affiliate thereof) has or may acquire any rights under, and Seller has not become subject to any obligation or liability under, any material Contract that relates to the business of, or any of the material assets owned or used by Seller; and

                (ii)     To Seller's Knowledge, no officer or employee of Seller is bound by any Contract that purports to limit the ability of such officer or employee to (A) engage in or continue any conduct, activity or practice relating to the Business, or (B) assign to Seller any material rights to any invention, improvement or discovery made in the course of said officer's or employee's employment.

                (iii)     Each Contract identified or required to be identified in Schedule 4.13(a) is in full force and effect and is valid and enforceable in accordance with its terms in all material respects.

                (c)     Except as set forth in Schedule 4.13(c):

                (i)     To Seller's Knowledge, Seller is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which Seller has or had any obligation or liability or by which Seller or any of the assets owned or used by Seller or otherwise in connection with the Business is or was bound;

                (ii)     to Seller's Knowledge, each other Person that has or had any obligation or liability under any Contract under which Seller has or had any rights is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Contract;

                (iii)     to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract;

                (iv)     Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged potential material violation or breach of, or default under, any Contract; and

                (v)     Seller is not a party to any Applicable Contract with any Person who is an Affiliate of Seller, Shareholder or any director or officer of Seller ("Related Party") and does not do any material business with any such Related Party.

                (d)     There are no renegotiations of any material amounts paid or payable to Seller under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

        4.14     Litigation. Except as set forth on Schedule 4.14, there is no Proceeding pending or, to the knowledge of Seller, threatened against Seller or RLA or that may affect the Purchased Assets or the Real Property. There is no action, proceeding or investigation pending or threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

        4.15     Compliance with Laws. Except as set forth on Schedule 4.15 and Schedule 4.17, (a) Seller is in compliance in all material respects with all applicable Legal Requirements pertaining to the Business and the Purchased Assets, (b) RLA is in compliance in all material respects with all applicable Legal Requirements pertaining to the Real Property and (c) neither Seller nor RLA has received notice of any violation of any such Legal Requirements, including, without limiting the generality of the foregoing, any notice from any Governmental Authority having jurisdiction over Seller or RLA as to any violation of any building, fire, health, immigration or other Legal Requirement pertaining to the Business, the Purchased Assets or the Real Property.

        4.16     Permits, Licenses and Authorizations. Schedule 4.16(a) attached hereto is a complete list of all material permits, approvals, consents, licenses, franchises and other governmental authorizations held by Seller and required for the conduct of the Business and by RLA required in connection with the ownership and leasing of the Real Property. Except as set forth on Schedule 4.16(b), Seller and RLA each possess all material permits, approvals, consents, licenses, franchises and other governmental authorizations that are necessary for the Business and the use and occupancy of the Real Property and the Purchased Assets.

        4.17     Environmental Matters. Except as set forth in Schedule 4.17:

                (a)     Each of Seller and RLA is in compliance in all material respects with, and is not in violation in any material respects of, any Environmental Law.

                (b)     There are no pending, or to the Knowledge of Seller and RLA, threatened claims, Encumbrances, or other material restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Purchased Assets or the Facilities.

                (c)     Neither Seller nor RLA has a reasonable basis to expect, and none of Seller, Shareholder, RLA or any other Person for whose conduct Seller or RLA is or may be held responsible, has received, any citation, directive, inquiry, notice, order, summons or warning that relates to Hazardous Activity, Hazardous Materials or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Purchased Assets or the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or RLA had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, retained, imported, used, or processed by Seller, or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                (d)     Except in material compliance with or as permitted by applicable Environmental Law, there are no Hazardous Materials present on or in the environment at the Facilities or at any geologically or hydrologically adjoining property in material quantities that emanated from Seller or RLA (or any predecessor thereof), including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Except in material compliance with or as permitted by applicable Environmental Law, neither Seller, RLA nor any other Person for whose conduct Seller or RLA is or may be held responsible has permitted or conducted, or has Knowledge of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or RLA has or had an interest.

                (e)     Except in material compliance with or as permitted by applicable Environmental Law, to Seller's and RLA's Knowledge there has been no Release or Threat of Release, of any material amounts of Hazardous Materials at or from the Facilities.

                (f)     Seller has delivered or made available to Purchaser true and complete copies and results of the most recent material reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or RLA pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, RLA or any other Person for whose conduct Seller or RLA or may be held responsible, with Environmental Laws.

        4.18     Absence of Certain Payments. Neither Seller, nor any of its Representatives or other people acting on behalf of any of Seller, have with respect to the Business (a) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation or decree, directive or order of any Governmental Authority or (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to officials of any Governmental Authority.

        4.19     Products; Product Warranties.

                (a)     A form of each product warranty relating to products manufactured or sold by Seller at any time during the three-year period preceding the date of this Agreement has been delivered to the Purchaser.

                (b)     Schedule 4.19 sets forth a true and complete list of (A) all products manufactured, marketed or sold by Seller that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past three (3) years (for purposes of this paragraph, a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (B) all Proceedings (whether completed or pending) at any time during the past three (3) years seeking the recall, withdrawal, suspension or seizure of any product sold by Seller.

                (c)     Except as set forth on Schedule 4.19, Seller is not aware of any defect in design, materials, manufacture or otherwise in any products manufactured, distributed or sold by Seller during the past three (3) years or any defect in repair to any such products which could give rise to any claims in excess of historical warranty expenses; provided, however, that for purposes of this paragraph improvements made to products in the ordinary course of business shall not be interpreted as an indication of the existence of any defects.

                (d)     Except as set forth on Schedule 4.19, the warranty expenses and other unreimbursed repair, maintenance and replacement expenses incurred by Seller for the 12 months ending on the last day of the month immediately preceding the Closing Date will not exceed (as a percentage of sales) the average annual amount of such expenses for the three years ending December 31, 2004, and Seller have no knowledge of any circumstances which are likely to cause such warranty and other expenses to increase in the future.

                (e)     Except as provided in any of the standard product warranties described in paragraph (a) of this Section and as otherwise set forth on Schedule 4.19, Seller has not sold any products or services which are subject to an extended warranty of Seller beyond twelve (12) months and which warranty has not yet expired.

        4.20     Title to the Purchased Assets. Except as set forth on Schedule 4.20, the Purchased Assets are free and clear of all Encumbrances and, at the time of Closing, the Purchased Assets will be free of all Encumbrances other than Permitted Encumbrances.

        4.21     Absence of Certain Changes. Except as set forth on Schedule 4.21 or as reflected in the Financial Statements, since December 31, 2003 there has not been:

                (a)     any material adverse change in the Business, financial condition or operations of Seller taken as a whole.

                (b)     any increase in the compensation of or granting of bonuses payable or to become payable by Seller to any officer or employee whose 2004 calendar-year compensation (base salary plus bonus) exceeded $50,000;

                (c)     any sale or transfer by Seller of any tangible or intangible asset having a value greater than $10,000, any mortgage or pledge or creation of any Encumbrance relating to any such asset, any lease of real property or equipment, or any cancellation of any debt or claim, except in the ordinary course of business;

                (d)     any other material transaction not in the ordinary course of the Business or not otherwise consistent with Seller's past practices involving consideration in excess of $25,000;

                (e)     any material change in accounting methods or principles; or

                (f)     any change in the RLA Partnership Agreement.

        4.22     General. No representation or warranty of Seller, RLA and Shareholder in this Agreement and no statement in any Disclosure Schedule or in any Schedule attached hereto,

omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to Seller, RLA or Shareholder that has specific application to Seller or RLA (other than general economic or industry conditions) and that materially adversely affects the Purchased Assets, the Real Property or the financial condition, prospects or results of operations of the Business that has not been set forth in this Agreement.

5.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

                Purchaser represents and warrants to Seller, Shareholder and RLA as follows:

        5.1     Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser is duly qualified to transact business and is in good standing in all jurisdictions where the nature of the business transacted by Purchaser or the character of the properties owned by Purchaser would require such qualification. Purchaser has all power and authority

                (a)     to own its property and to carry on its operations as now conducted by it; and

                (b)     to execute this Agreement, to carry out the transactions contemplated by this Agreement, and to perform its obligations hereunder.

        5.2     Corporate Action; Legal, Valid and Binding Agreement. All action of Purchaser necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant hereto to Seller and RLA and the transactions contemplated hereby has been properly taken, and resolutions of the Board of Directors of the Purchaser certified by the Secretary or an Assistant Secretary of Purchaser and in form satisfactory to counsel for Seller and RLA shall be delivered at the Closing to Seller and RLA. Upon execution and delivery, this Agreement will constitute a legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.

        5.3     No Violation. Except as set forth in Schedule 5.3 attached hereto, neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Purchaser to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under, (a) any term or provision of the Articles of Incorporation or the By-laws of Purchaser, (b) any Contract or commitment to which the Purchaser is bound including but not limited to any Contract or commitment relating to any bank or other institutional loans or indebtedness of the Purchaser, or (d) any judgment or any Legal Requirement applicable to Purchaser. Except as set forth on Schedule 5.3, no consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by

Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

        5.4     Litigation. There is no Proceeding pending or to the Knowledge of Purchaser, threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby.

        5.5     Financing. Purchaser will have sufficient funds to consummate the transactions provided for in this Agreement at Closing.

6.     ACCESS AND CONFIDENTIALITY.

        6.1     Access to Properties and Records. Purchaser, through its Representatives and such other advisers as may be selected by Purchaser, shall through the Closing Date have access upon reasonable notice during normal business hours (which access shall not be materially disruptive to or unreasonably interfere with any business or operations of Seller or RLA) to all premises and operations of Seller or RLA used in the operation of the Business and to their officers and employees for the purpose of its due diligence (including but not limited to environmental due diligence) examination of all of the Purchased Assets and other relevant records, papers and information relating to the operations of Business and the Real Property. Seller and RLA shall cooperate fully and will arrange for the cooperation of their employees and their independent certified public accountants, and will comply with all reasonable requests for data, information and access. Upon the reasonable request of Purchaser, copies of such records, papers and information shall be promptly furnished.

        6.2     Environmental Matters. In addition to any environmental investigations and audits conducted by Purchaser or its Representatives prior to the date of this Agreement, Purchaser shall be permitted to cause further environmental audits of the Real Property to be conducted as are reasonably necessary for assessing the presence and other disposition of Hazardous Materials and compliance with Environmental Laws, including a Phase I audit, and such Phase II environmental audits, if any, as Purchaser and Seller may mutually agree upon. Seller and RLA hereby agree to permit Purchaser's qualified environmental consultants to enter upon the Real Property, upon giving Seller and RLA reasonable notice, with men and materials reasonably necessary to conduct such environmental audits. In connection with any such environmental audits and at the request of Seller, Purchaser shall from time to time enter into agreements relating to confidentiality of audit results.

        6.3     Confidentiality by Purchaser; Return of Information. All information acquired by or on behalf of Purchaser about or relating to Seller, the Purchased Assets and the Real Property which is not (i) generally known to the public, (ii) previously known by Purchaser before the negotiation of the transactions contemplated herein, or (iii) subsequently disclosed to

Purchaser by a person or entity other than Seller having the right to disclose such information without violation of a covenant of confidentiality, shall be treated as confidential information and shall not be disclosed or used by Purchaser or its employees, attorneys, accountants, lenders, appraisers or other agents or professional consultants and advisers, at any time from the date such information was received (whether before, after or contemporaneously with the execution of this Agreement) until after the Closing, or if the Closing does not occur, at any time after the date hereof, except for the disclosure or use of any such information as may be reasonably necessary (i) in connection with any lawsuit or arbitration arising out of this Agreement, (ii) in connection with any judicial or administrative filing, investigation or proceeding or otherwise with or by a governmental agency or (iii) as otherwise may be required by law. If the transactions contemplated hereunder are not consummated for any reason, Purchaser agrees to promptly return to Seller or destroy, at Seller' discretion, all copies of any confidential information acquired by or on behalf of Purchaser in the investigation of the Business and the Real Property, except for those exceptions (i), (ii), and (iii), set forth in the immediately preceding sentence.

        6.4     Access to Records After the Closing. From and after the Closing, Seller, RLA, Shareholder and their Representatives shall be allowed, upon reasonable notice during normal business hours, to inspect and copy at their expense the business records and accounts of Purchaser pertaining to (i) all matters as to which either Seller, RLA or Shareholder is required to provide indemnification pursuant to this Agreement, and (ii) any transactions of Seller oR RLA occurring, or assets of Seller or RLA held, at and through the Closing Date. Purchaser agrees not to destroy or abandon any such business records or accounts for a period of four (4) years following the Closing and to destroy such business records or accounts only upon thirty (30) days' advance written notice to Shareholder and RLA for an additional period of two (2) years thereafter. If Shareholder or RLA requests the surrender of such records or accounts, then Purchaser shall surrender, at Shareholder's or RLA's expense (as applicable), such records or accounts so requested rather than proceeding with such destruction.

                From and after the Closing, Purchaser and its Representatives shall be allowed, upon reasonable notice during normal business hours, to inspect and copy at its expense the records of Seller and RLA relating to the Business or the Real Property through the date of the Closing not transferred to Purchaser, including, without limitation, all financial records and tax returns of Seller relating to the Business. Seller and RLA each agrees not to destroy or abandon any such records for a period of four (4) years following the Closing and to destroy such records only upon thirty (30) days advance written notice to Purchaser for an additional period of two (2) years thereafter. If Purchaser requests the surrender of such records, then Seller or RLA (as applicable) shall surrender, at Purchaser's expense, such records so requested rather than proceeding with such destruction.

7.     CONDITIONS PRECEDENT TO CLOSING

        7.1     Conditions to Each Party's Obligation to Close. The respective obligations of each party to consummate the transactions provided for in this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                (a)     No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the transactions provided for in this Agreement shall have been issued and remain in effect.

                (b)     Each of Seller, RLA and Purchaser shall have obtained such consents from third parties and Governmental Authorities which are listed on Schedule 7.1(b), if any.

        7.2     Conditions Precedent to the Obligation of Purchaser to Close. The obligation of Purchaser to consummate the transactions provided for in this Agreement is subject to the satisfaction at or before the Closing Date of each of the following conditions precedent:

                (a)     Seller and RLA shall have delivered access to and possession of all of the Purchased Assets and the Real Property to Purchaser and shall have delivered to Purchaser such fully executed instruments of assignment, transfer and conveyance as are necessary in the opinion of, and satisfactory in form to, counsel to Purchaser to transfer good and marketable title to all of the Purchased Assets and the Real Property to Purchaser in accordance with the provisions of this Agreement.

                (b)     The representations and warranties of Seller, Shareholder and RLA contained in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on the Closing Date as if made on that date. All covenants, agreements and obligations and all conditions precedent on the part of Seller, RLA and/or Shareholder to be performed hereunder on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

                (c)     Seller and Shareholder shall have delivered to Purchaser a certificate executed by an officer of the Seller and by Shareholder dated as of the Closing Date stating that (i) all representations and warranties made by Seller and Shareholder contained in this Agreement are true, complete and accurate as of the Closing as if made on and as of such date and (ii) all terms, covenants (to the extent required to be performed prior to the Closing), conditions and provisions of this Agreement to be met by Seller or Shareholder have been complied with.

                (d)     RLA shall have delivered to Purchaser a certificate executed by a general partner of RLA dated as of the Closing Date stating that (i) all representations and warranties made by RLA contained in this Agreement are true, complete and accurate as of the Closing as if made on and as of such date and (ii) all terms, covenants (to the extent required to be performed prior to the Closing), conditions and provisions of this Agreement to be met by RLA have been complied with.

                (e)     Purchaser shall have received a favorable opinion from Robert A. Rosin, attorney for Seller, Shareholder and RLA, dated the Closing Date, substantially in form and substance as set forth in Exhibit 7.2(e) attached hereto.

                (f)     The Purchaser's due diligence review of the Business and the Purchased Assets provided for in Sections 6.1 and 6.2 of this Agreement shall have been satisfactory to Purchaser in its sole discretion.

                (g)     Seller and Shareholder shall have executed and delivered the Escrow Agreement to Purchaser and the Escrow Agent.

                (h)     Seller shall have obtained, and delivered to Purchaser, consents to the assignment to Purchaser of the Assumed Contracts listed on Schedule 7.1(b), in form reasonably satisfactory to Purchaser.

                (i)     Seller shall have delivered a good standing certificate and RLA shall deliver a City certification to Purchaser.

                (j)     Michael Smith will have (i) accepted an offer of employment by Purchaser on terms satisfactory to Purchaser and (ii) executed and delivered a Non-Competition Agreement, substantially in form and substance as set forth in Exhibit 7.2(j) attached hereto.

Purchaser shall have the right, exercisable in its sole discretion, to waive any one or more of the foregoing conditions, and to proceed with the Closing, or to terminate this Agreement.

        7.3     Conditions Precedent to the Obligation of the Seller and RLA to Close. The obligations of Seller and RLA to consummate the transactions provided for in this Agreement are subject to the satisfaction at or before the Closing Date of each of the following conditions precedent:

                (a)     The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on the Closing Date as if made on that date. All covenants, agreements and obligations and all conditions precedent on the part of Purchaser to be performed or complied with hereunder at or prior to the Closing shall have been duly performed and complied with in all material respects.

                (b)     Purchaser shall have delivered to Seller, Shareholder and RLA a certificate executed by the President or the Vice President and CFO of Purchaser dated as of the Closing Date stating that (i) all representations and warranties made by Purchaser and contained in this Agreement are true and accurate as of the Closing, and (ii) all terms, covenants (to the extent required to be performed prior to the Closing), conditions and provisions of this Agreement to be met by Purchaser have been complied with.

                (c)     Purchaser shall have delivered to Seller good and sufficient instruments, satisfactory in form to counsel to Seller, evidencing the assumption by Purchaser of the Assumed Liabilities.

                (d)     Purchaser shall have delivered the Escrowed Funds to the Escrow Agent and the balance of the Business Purchase Price to Seller.

                (e)     Purchaser shall have delivered the Real Property Price to RLA.

                (f)     Purchaser shall have delivered to Seller a Pennsylvania Sales and Use Tax Exemption Certificate.

                (g)     No Material Adverse Event shall have occurred.

Seller and RLA shall have the right, exercisable in its sole discretion, to waive any one or more of the foregoing conditions and to proceed with the Closing, or to terminate this Agreement.

8.     ADDITIONAL AGREEMENTS

        8.1     Bulk Sales Laws. The parties hereto waive compliance with the bulk transfer provisions of the Uniform Commercial Code as adopted in any state relevant to the transactions provided for in this Agreement and the provisions of any state tax law applicable to bulk sales generally or the transaction covered by this Agreement. Seller and Shareholder warrant and agree to pay when due and discharge (a) all claims of creditors, all withholding obligations, and all Taxes and interest and penalties and all other liabilities of whatsoever nature which do not constitute Assumed Liabilities and which could be collected from Purchaser by reason of such noncompliance, and (b) all sales, value added and other Taxes owing by Seller in respect of the operation of the Business of Seller through the Closing, and Seller and Shareholder shall jointly and severally indemnify Purchaser against and hold it harmless with respect to any liability, loss or expense (including without limitation attorney's fees) incurred or suffered by Purchaser by reason of the failure of Seller to pay or discharge such claims or taxes and interest and penalties thereon; which claims, taxes (including interest and penalties) or other obligations arise from Seller's activities through the Closing Date.

        8.2     Further Assurances. After the Closing, each of the parties hereto agrees to take whatever further action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by the other in order to fulfill the purposes and the intent of this Agreement.

        8.3     Brokerage Commissions and Fees. Purchaser (on the one hand) and Seller and RLA (on the other) represent and warrant to each other that all negotiations between them have been carried on by them directly, each with the other, or with the others' counsel, accountants or business consultants, without the intervention of any third person and that there are no brokers'

commissions, finder's fees or other payments of like nature payable to any person except for Trudeau & Trudeau Associates, Inc. ("TTA") (which has acted on behalf of Purchaser). Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, all legal expenses) attributable to any claim, liability or obligation for any brokers' commission, finder's fees or other payment of like nature which arises from any contract or agreement or obligation between Purchaser and TTA and/or with any other broker, finder or like person. Seller and RLA jointly and severally agree to indemnify and hold harmless Purchaser from and against any and all losses, claims, costs, damages and expenses of whatsoever nature (including, without limitation, all legal fees and expenses) attributable to any claim or liability or obligation for any brokers' commissions, finder's fees or payment of like nature which arises from any contract, agreement or obligation on the part of Seller or RLA with any broker, finder or like person.

        8.4     Operation of the Business Prior to Closing. Prior to the Closing, Seller and RLA:

                (a)     shall operate the Business in the usual, regular and ordinary course of business (except with the prior written consent of Purchaser);

                (b)     shall protect the Purchased Assets and Real Property from the elements and maintain the Purchased Assets and Real Property in good operating condition and repair;

                (c)     shall maintain the books, accounts and records of Seller in the usual, regular and ordinary manner on a basis consistent with past practice;

                (d)     shall not take or permit any action which would cause any of the representations and warranties of Seller and Shareholder set forth in Article 4 hereof to be untrue as of the Closing Date; and

                (e)     shall not discount, compromise or take any other action, directly or indirectly, to cause any Accounts Receivable to be paid earlier than in accordance with Seller's standard terms of sale.

        8.5     Public Statements. Purchaser and Seller agree to cooperate, prior to the Closing, in issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement, and no press releases or other public statements shall be issued prior to the Closing without the joint consent of Purchaser and Seller (except as may be required by law and, in any such event, only after consultation with the other party).

                    After the Closing, Seller and Purchaser shall jointly notify all customers of the Business that (i) the transactions contemplated by this Agreement have occurred and (ii) effective immediately Seller are no longer designing and manufacturing the product(s) of the

Business. Seller and Purchaser shall cooperate in addressing specific customer requests or to facilitate timely completion of work-in-process on terms to be mutually agreed upon.

        8.6     Matters Relating to Real Property.

                (a)     Purchaser shall obtain, at Purchaser's sole cost and expense, a commitment from First American Title Insurance Company (the "Title Company") for the issuance of an extended coverage owner's policy of title insurance (including mechanics' lien coverage) for each parcel included in the Real Property in an amount determined by Purchaser setting forth the status of title to each such parcel (the "Title Commitment"). The Title Commitment shall be accompanied by true, complete and legible copies of all Encumbrances identified therein. At Closing, the policies to be issued pursuant to the Title Commitment (the "Title Policy") shall insure that Purchaser has good, marketable and indefeasible title to such Real Property, subject only to those Encumbrances accepted by Purchaser pursuant to paragraph (c) of this Section 8.6 ("Permitted Title Encumbrances"), and shall include such additional coverages and endorsements as Purchaser may reasonably require (collectively the "Endorsements"). At the Closing, Purchaser shall pay all premiums for the issuance of the Title Policy and the Endorsements, and RLA shall deliver to the Title Company such affidavits, indemnities and other documentation as shall be necessary to enable the Title Company to issue the Title Policy with the Endorsements subject only to Permitted Title Encumbrances.

                (b)     Purchaser shall obtain, at Purchaser's sole cost and expense, a survey covering each parcel included in the Real Property (the "Survey"), dated subsequent to this Agreement, each of which shall be prepared by a surveyor duly licensed under the laws of Pennsylvania and approved by Purchaser. Each survey (A) shall be in form and substance satisfactory to the Purchaser and the Title Company, (B) shall be prepared in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys as adopted by ALTA and the American Congress on Surveying & Mapping and (C) shall be certified to Purchaser and the Title Company using a form of certification acceptable to Purchaser.

                (c)     Seller agrees to provide Purchaser with a zoning certification letter, dated on or after the date of this Agreement, issued by the City of Philadelphia, pursuant to which the City of Philadelphia certifies that the Real Property is in full compliance with all applicable zoning laws and regulations (the "City Certification").

                (d)     Promptly following the Purchaser's receipt of the Title Commitment, the Survey or the City Certification, whichever is latest, Purchaser shall notify RLA in writing (the "Defect Notice") of any unacceptable Encumbrances or other matters disclosed by either the Title Commitment, the Survey or the City Certification (individually a "Disapproved Encumbrance" and collectively the "Disapproved Encumbrances"). RLA agrees to use its commercially reasonable efforts to eliminate the Disapproved Encumbrances or otherwise resolve the Disapproved Encumbrances to the satisfaction of Purchaser on or before the Closing

Date. If RLA elects not to cause any Disapproved Encumbrance to be eliminated or otherwise resolved, Purchaser shall have the right, in its sole discretion to notify RLA and Seller of Purchaser's election to either waive such objection and proceed with the Closing, or to terminate this Agreement. Absent any notice from Purchaser prior to Closing, Purchaser shall be deemed to have elected to waive any Disapproved Encumbrance.

        8.7     [RESERVED]

        8.8     Employee Matters.

                (a)     Purchaser intends to offer employment to substantially all individuals employed by Seller who, on the Closing Date, work for the Business. For all such employment offers that are accepted, employment will commence effective on the day following the Closing Date. The terms and conditions of Purchaser's offers of employment to the employees of the Business will be determined in Purchaser's sole discretion (subject to Section 8.8(b) and 8.8(c) below).

                (b)     Except with respect to Michael Smith, Dennis Barrick and Richard Zadrejko, Purchaser will provide initial wages and benefits to all employees of the Business who accept Purchaser's offer of employment ("Transferred Employees") that are reasonably equivalent, in the aggregate, to the compensation and benefits received by the Transferred Employees from Seller as of the Closing Date. With respect to Transferred Employees, Purchaser and Seller agree to cooperate fully in the transition of any such employees to employment with Purchaser. Nothing contained in this Section will be construed to affect any right Purchaser or its Affiliates may have after the Closing to terminate the employment of any Transferred Employee at any time.

                (c)     For the purposes of satisfying the service requirements, if any, to participate in Purchaser's employee pension and welfare benefit plans ("Purchaser's Employee Plans"), Purchaser will treat service by each of the Transferred Employees with Seller as service with Purchaser. For purposes of vesting in benefits payable under Purchaser's employee pension benefit plans ("Purchaser's Pension Plans"), but not for purposes of computing the amount of the benefits, or the existence of a benefit, under Purchaser's Pension Plans, Purchaser will treat service by each of the Transferred Employees with Seller as service with Purchaser, provided that such service will not be recognized to the extent that such recognition would result in duplication of benefits (or is not recognized for such purposes under Purchaser's Pension Plans). In addition, as provided for in Section 1.1 (Assumed Expenses), Purchaser will recognize and assume responsibility for vacation hours and sick time accrued by Transferred Employees under Seller's vacation policy on or before the Closing Date.

                With the exception of liabilities included in the Assumed Expenses, Purchaser is not assuming, under this Agreement or otherwise, and the Seller is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of the termination of employees not hired by Purchaser, or, in the case of Transferred Employees, any such obligations, responsibilities or liabilities that relate to their employment with Seller for the period of time up until the Closing.

                (d)     Except for Purchaser's agreements in Section 8.8(b) and (c), after the Closing nothing herein expressed or implied confers upon any former employee of Seller, or any other Person, any rights or remedies (including, but not limited to, any right to employment, or continued employment, for any specified period) or any right to any particular benefits in connection with any employment of any nature or kind whatsoever under or by reason of this Agreement.

                (e)     Seller is responsible for providing all notices and other communications to employees of Seller and any Governmental Authority that are required under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). Seller shall offer, or cause to be offered by any ERISA Affiliate, continuation coverage as required by COBRA to those individuals, if any, who are eligible to elect such coverage by reason of the transaction contemplated by this Agreement. Seller shall provide, or cause to be provided, all certifications required by Code Section 9801(e) and all applicable notifications of any conversion rights or privileges available under any Employee Plan that arise as a result of the transaction contemplated by this Agreement.

                (f)     Purchaser and Seller agree to work together to accomplish direct rollovers of the Transferred Employees' account balances, including outstanding loans by Seller's 401(k) Plan to the Transferred Employees, under Seller's 401(k) Plan to Purchaser's 401(k) Plan if such direct rollovers are permissible under both Seller's and Purchaser's respective 401(k) Plans.

        8.9     Removal of Excluded Assets. Seller agrees that, prior to the Closing Date or within 10 business days after the Closing Date, Seller will, at its expense, remove from the Real Property all Excluded Assets without causing any material interference or disruption of the business or operations of Purchaser or resulting in any cost to Purchaser. Seller will provide Purchaser with two (2) days notice prior to removing any Excluded Assets.

        8.10     Warranty Obligations.

                (a)     Subject to Paragraph (b) of this Section 8.10, Purchaser agrees to assume and satisfy all obligations of Seller to repair or replace any product manufactured and sold by Seller or to give monetary credit under the terms and conditions of the product warranties delivered pursuant to Section 4.19 hereof or described in Schedule 4.19 (the "Warranty Obligations").

                (b)     The Warranty Obligations shall not include any claim by any customer of Seller with respect to any product sold prior to the Closing Date for bodily injury, property damage or consequential or special damages, whether arising out of any breach of warranty relating to such products or whether based on any product liability, strict liability, breach of contract or other legal theory, all of which shall be considered Retained Liabilities for purposes of this Agreement. Purchaser and Seller shall consult and cooperate with each other regarding all Warranty Obligations.

        8.11     Consents and Best Efforts.

                (a)     As soon as practicable, Purchaser and Seller, as applicable, will continue or commence all reasonable action required hereunder to obtain all consents, approvals and agreements of, and to give all notices and make all filings with, any Person as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Purchased Assets, free of Encumbrances, by a date early enough to allow the sale hereunder to be consummated by the Closing Date including but not limited to the approval of the assignment of existing Seller print positions to Purchaser. Purchaser and Seller agree to use commercially reasonable best efforts to satisfy all conditions precedent to their respective obligations to consummate the transactions contemplated by this Agreement.

                (b)     Seller and Shareholder shall not, nor shall Seller or Shareholder authorize any of their Representatives, directly or indirectly, (i) to solicit, initiate or encourage the submission of any proposal by any Person with respect to, or which includes, a merger, consolidation or acquisition of Seller or a purchase of all or any significant portion of the assets of Seller, or any other transaction that would involve a change of ownership or control of Seller or any of the Purchased Assets ("Acquisition Proposal"), (ii) to participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the foregoing, Seller shall promptly notify Purchaser orally and in writing of (x) the receipt by either of the Seller. Shareholder or any of their Representatives after the date hereof of any Acquisition Proposal, (y) the material terms and conditions thereof and (z) the identity of the Person(s) who has made the Acquisition Proposal.

9.     SURVIVAL AND INDEMNIFICATION

        9.1     Survival of Representations, Warranties, Covenants and Indemnities. The representations and warranties of the parties to this Agreement shall survive the Closing until the third anniversary of the Closing Date, at which time they shall terminate, except that (a) the representations and warranties set forth in Section 4.5 shall survive the Closing until all applicable statutes of limitation, as extended, shall have expired; (b) there shall be no time limitation on the representations and warranties of Seller set forth in Section 4.20; and (c) any claims made prior to the expiration of the foregoing applicable survival periods with respect to any Loss (as hereinafter defined) arising out of any breach of any representation and warranty by any party, shall survive until the liability shall be finally determined. The covenants of the parties to this Agreement, and the indemnities with respect thereto, including but not limited to the covenants and indemnities set forth in this Article 9, shall survive the Closing until they have been fully satisfied or otherwise discharged.

        9.2     Definitions. For purposes of this Article 9:

                "Losses" means all losses, damages (including, without limitation, punitive damages and consequential damages payable to a third party in connection with Third Party Actions, but otherwise excluding lost profits or consequential damages incurred by the Indemnified Person), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

                "Indemnified Person" means any person entitled to be indemnified under this Article 9.

                "Indemnifying Person" means any person obligated to indemnify another person under this Article 9.

                "Purchaser's Indemnified Persons" means the Purchaser, its Affiliates and their directors, officers, employees, stockholders and agents.

                "Seller's Indemnified Persons" means Shareholder, RLA and Seller, and their directors, officers, employees and agents.

                "Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

        9.3     Indemnification by Seller, RLA and Shareholder.

                (a)     Subject to the limitations in paragraph (b) of this Section 9.3, Seller, RLA and Shareholder agree, jointly and severally, to defend, indemnify and hold harmless Purchaser's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

                (i)     resulting from or arising out of any breach of any of the representations or warranties (other than those in Sections 4.2 and 4.20) made by Seller, RLA and/or Shareholder in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

                (ii)     resulting from or arising out of any breach of any of the representations or warranties made by Seller, RLA and Shareholder pursuant to Section 4.2 or 4.20;

                (iii)     resulting from or arising out of any breach of any covenant or agreement made by Seller, RLA or Shareholder in or pursuant to this Agreement;

                (iv)     except with respect to environmental matters addressed in Section 9.3(c) of this Agreement, resulting from or in respect of any Retained Liability or any liability or obligation of Seller or RLA not included in the Assumed Liabilities, including but not limited to any liability, payment or obligation arising out of any Proceeding against (A) Seller or RLA, whether or not described or required to be described on Schedule 4.14, or (B) against any Purchaser Indemnified Person (excluding only the Assumed Liabilities) arising from Seller's operation of the Business or RLA's ownership of the Real Property prior to Closing.;

                (v)     resulting from or arising out of any liability, payment or obligation in respect of any Tax of any kind or description (including interest and penalties with respect thereto) attributable to Seller, RLA or any corporation that was merged with or liquidated into Seller or RLA, or the possession or use of the Purchased Assets or the Real Property for all periods, or portions thereof, ending on or before the Closing Date; and

                (vi)     resulting from or arising out of any Employee Plan or any other obligation, responsibility or liability, whether contractual or statutory, relating to any of Seller's employees' employment with Seller and the termination of Seller's employees' employment with Seller.

                (b)     The right to indemnification under paragraph (a) of this Section 9.3 is subject to the following limitations:

                (i)     Seller, RLA and Shareholder shall have no liability under paragraph (a) unless one or more of the Purchaser's Indemnified Persons gives written notice to the Seller, RLA and Shareholder asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

                                    (A)     for claims under clauses (i) and (iii) of paragraph (a) above, a period of three (3) years after the Closing Date;

                                    (B)     for claims under clause (ii) of paragraph (a) above, for so long as any claim may be made in respect of such matters under any applicable statute of limitations; and

                                    (C)     for claims under clauses (iv), (v) and (vi) of paragraph (a) above, in perpetuity.

                (ii)     Indemnification for claims under clause (i) of Section 9.3(a) above (other than for fraud) shall be payable by the Seller, RLA and Shareholder hereunder only if and to the extent that the aggregate amount of all Losses hereunder by the Purchaser's Indemnified Persons shall exceed $25,000 (the "Basket"), whereupon Seller, RLA and Shareholder jointly and severally shall be responsible for paying all such amounts in excess of the Basket.

                (iii)     The limitations on the period of survival in this Section 9.3 shall not apply to any covenant or undertaking contained in Articles 6, 8 and 11 of this Agreement which is to be performed by Seller, RLA or Shareholder following the Closing.

                (c)     In addition to the provisions of Section 9.3(a), Seller, RLA and Shareholder agree, jointly and severally, to indemnify and hold harmless the Purchaser Indemnified Persons for, and will pay to Purchaser and the other Purchaser Indemnified Persons the amount of, any Losses arising, directly or indirectly, from or in connection with:

                (i)     Any Environmental, Health and Safety Liabilities arising out of or relating to: (A) the ownership, operation or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal or mixed and whether tangible or intangible) in which Seller or RLA has or had an interest, including but not limited to any matters identified in, or covered in any of the reports listed in, Schedule 4.17, or (B) any Hazardous Materials or other contaminants that were present on or at the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (C) any Hazardous Materials or other contaminants, wherever located, that were generated, transported, stored, treated, Released or otherwise handled by Seller or RLA (or by any other Person for whose conduct Seller or RLA is or may be held responsible) at any time or prior to the Closing Date, or (D) any Hazardous Activities with respect to the Facilities or relating to the Business that were conducted by Seller (or by any other Person for whose conduct Seller or RLA is or maybe held responsible), including but not limited to any matter identified in, or covered by the report listed in, Schedule 4.17; or

                (ii)     Any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or RLA (or any other Person for whose conduct Seller or RLA is or may be held responsible), in any way arising from or allegedly arising from any Hazardous Activity conducted at or relating to the Facilities or Seller's business prior to the Closing Date, including but not limited to Hazardous Material that was (A) present on or before the Closing Date on or at the Facilities (or present on any other property, if such Hazardous Material emanated from any of the Facilities and was present on any of the Facilities on or prior to the Closing Date) or (B) Released by Seller or RLA (or any other Person for whose conduct Seller or RLA is or may be held responsible), at any time on or prior to the Closing Date.

Seller, RLA and Shareholder shall have no liability under this paragraph (c) unless one or more of the Purchaser's Indemnified Persons gives written notice to the Seller, RLA and or Shareholder asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the seventh (7th) anniversary of the Closing Date.

        9.4     Indemnification by Purchaser.

                (a)     Subject to the limitations in paragraph (b) of this Section 9.4, from and after the Closing Date, Purchaser shall indemnify and hold harmless Seller's Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon them;

                (i)     resulting from or arising out of any breach of any of the representations or warranties made by Purchaser, in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing;

                (ii)     resulting from or arising out of any breach of any covenant or agreement made by Purchaser in or pursuant to this Agreement including but not limited to any failure to pay or otherwise discharge any of the Assumed Liabilities; or

                (iii)     resulting from the conduct of the Business by Purchaser after Closing, subject to Purchaser's right to seek indemnification under Section 9.3(c).

                (b)     The right to indemnification under paragraph (a) of this Section 9.4 is subject to the following limitations:

                (i)     Purchaser shall have no liability under paragraphs (a) unless a Seller's Indemnified Person gives written notice to Purchaser asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of the period set forth below:

                                        (A)     for claims under clause (i) of paragraph (a) above, a period of three (3) years from the Closing Date to the third anniversary of the Closing Date.

                                        (B)     for claims under clauses (ii) and (iii) of paragraph (a) or under claim (v) above, for so long as any claim may be made with respect thereto under any applicable statute of limitations.

                (ii)     Indemnification for claims under paragraph (a)(i) shall be payable by Purchaser only if and to the extent that the aggregate amount of all Losses hereunder by the

Seller's Indemnified Persons shall exceed the Basket, whereupon Purchaser shall be responsible for paying all such amounts in excess of the Basket for indemnification.

                (c)     The limitations on the period of survival in this Section 9.4 shall not apply to any covenant or undertaking contained in this Agreement (or in any agreement or instrument delivered pursuant hereto) which is to be performed by Purchaser following the Closing.

        9.5     Payment of Indemnification; Escrow.

                (a)     Claims for indemnification under this Article 9 shall be paid or otherwise satisfied by Indemnifying Persons within 30 days after notice thereof is given by the Indemnified Person unless they are being contested in good faith. If an Indemnified Person initiates legal action against an Indemnifying Person to enforce its right to indemnification under this Article 9, the prevailing party shall have all of its reasonable and related legal fees and expenses paid by the other party unless otherwise ordered by the court.

                (b)     In order to provide the Purchaser Indemnified Persons with partial security for the indemnity obligations of Seller and Shareholder under this Article 9, Purchaser, Seller and Shareholder agree to execute and deliver the Escrow Agreement to the Escrow Agent at or before Closing. Purchaser shall pay the fees of the Escrow Agent, and the Purchaser and Seller shall each be responsible for one-half of any other expenses of, or amounts payable to, the Escrow Agent under the Escrow Agreement.

        9.6     Defense of Third Party Actions.

                (a)     Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person will promptly give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 9.

                (b)     Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

                (c)     By written notice within 45 days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment that prohibits, restricts or regulates any business operation of the Purchaser, except with the consent of the Indemnified Person.

                (d)     Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation.

                (e)     If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

                (f)     Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

        9.7     Miscellaneous.

                (a)     If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

                (b)     To the extent that more than one representation and warranty contained in this Agreement requires the same disclosure, the appearance of such disclosure on any single Schedule shall serve as disclosure for all of the representations and warranties to which such disclosure applies so long as the matter is disclosed on any applicable Schedule in sufficient detail so as to make it apparent to Purchaser that such disclosure is relevant to the applicable representation and warranty. Notwithstanding the foregoing, Seller agrees that it shall use all reasonable efforts to reference each disclosure on each Schedule to which it applies.

        9.8     Dispute Resolution.

                (a)     Negotiated Resolution - Except as provided for in Section 9.8(d), if any dispute arises (i) out of or relating to, or the unlawful termination of this Agreement or any alleged breach thereof, (ii) with respect to any of the transactions or events contemplated hereby or (iii) with respect to any Person's right to indemnification ("Dispute"), the party desiring to resolve such Dispute will deliver a written notice describing such Dispute with reasonable specificity to the other parties ("Dispute Notice"). If any party delivers a Dispute Notice pursuant to this Section 9.8, the Seller and Purchaser or their designees involved in the Dispute will meet at least twice within the 30 day period commencing with the date of the Dispute Notice and in good faith will attempt to resolve such Dispute, including any rejected indemnification claim.

                (b)     Mediation - If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 9.8(a) above, the parties will submit the Dispute to non-binding mediation before a retired judge of a federal District Court in Philadelphia or some similarly qualified, mutually agreeable individual. The parties will bear the costs of such mediation equally.

                (c)     Arbitration - If the Dispute is not resolved by mediation pursuant to Section 9.8(b) above, or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice or Indemnification objection Notice (as the case may be), the Dispute will be settled by arbitration conducted in Philadelphia, Pennsylvania which shall be in accordance with the rules and procedures of JAMS/Endispute then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon all parties. Notwithstanding the foregoing, the arbitrator shall not be authorized to award punitive damages with respect to any such claim or controversy, nor shall any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, of any administrative fees, and all other fees involved including reasonable attorneys' fees incurred by the party determined by the arbitrator to be the prevailing party, shall be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator.

                (d)     Equitable Relief - The provisions of this Section 9.8 shall not preclude Purchaser from seeking an injunction or other equitable relief to enforce the provisions of Section 6.3, Section 8.11(b) or Sections 11.1-11.3.

10.     TERMINATION

        10.1     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Purchaser.

        10.2     Termination by either Seller or Purchaser. This Agreement may be terminated by Seller and Shareholder (on the one hand) or Purchaser (on the other hand) if:

                (a)     The Closing is not consummated on or before February 21, 2005 (or such later date as shall have been approved by Seller and Purchaser) (the "Termination Date");

provided, however, that the right to terminate this Agreement under this Section 10.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

                (b)     A court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

        10.3     Effect of Termination. In the event of the termination of this Agreement under this Article 10, this Agreement shall become void and have no effect, without any liability on the part of Purchaser or Seller, Shareholder or RLA (or their respective Representatives) to the other party except (i) as provided in Section 6.3 and (ii) as provided in Article 9, to the extent that such termination results from the breach by any party hereto of any material representation, warranty, covenant or agreement hereunder.

11.     NON-COMPETITION AND CONFIDENTIALITY

        11.1     Non-Competition. In consideration of the Purchase Price and the covenants of Purchaser set forth in this Agreement, Seller and Shareholder agree that they will not (i) for the period beginning on the Closing Date and ending five (5) years thereafter directly or indirectly, for its, his or their own account or as an agent, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 2% or less of any class of publicly traded securities), or otherwise, anywhere in the world (a) design, manufacture, sell, distribute or market or attempt to sell, distribute or market any product or service that is competitive with the Business as considered on the date hereof or any product identified in the current product catalogue of the Business as capable of being manufactured by the Business (the "Restricted Activity"); or (b) call on or solicit business from any current customer of the Business or any customer who has purchased products or services from the Business within 12 months prior to the date of this Agreement for any Restricted Activity.

        11.2     Confidentiality. Seller and Shareholder acknowledge and agree that from and after the Closing Date all confidential information used in the Business or which is included in the Purchased Assets that is known by Seller or Shareholder as of Closing or which may be obtained by Seller or Shareholder after Closing, in connection with the Ancillary Agreements or otherwise (collectively, "Confidential Information"), is the property of Purchaser. Therefore, Seller and Shareholder each agrees that it and he will not, at any time prior to or after Closing, disclose to any unauthorized Person or use for its or his own account or for the benefit of any third Person any Confidential Information, whether Seller or Shareholder has such information in the memory of Shareholder or Seller's employees or embodied in writing or other physical form, without Purchaser's prior written consent, unless and to the extent that (i) the Confidential Information is or becomes generally known to and available for use by the public other than as a result of a breach of this Section 11.2; (ii) becomes available to Seller or Shareholder on a non-confidential basis from a third party where Seller or Shareholder has no Knowledge that the third party is bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure; or (iii) it is used by Seller, its employees, agents or representatives in furtherance of Seller's performance of this Agreement or of the Ancillary Agreements. If Seller or Shareholder becomes compelled in any Proceeding or is requested by a Governmental Authority to make any disclosure that is prohibited or otherwise constrained by this Section 11.2, Seller and Shareholder shall provide Purchaser with as much prior notice thereof as reasonably possible and may disclose that portion (and only that portion) of the Confidential Information that it is legally compelled to disclose or that has been requested by such Governmental Authority.

        11.3     Remedies. The covenants contained in Section 11.1 and 11.2 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of Section 11.1 or 11.2 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of Section 11.1 or 11.2, and Seller and Shareholder each hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained. The rights and remedies provided by this Section 11.3 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

12.     GENERAL PROVISIONS

        12.1     Notices. All notices and other communications required or permitted by this Agreement shall be made in writing and any such notice or communication shall be deemed delivered (a) when delivered in person, by recognized overnight courier or transmitted by facsimile or telecopier, or (b) five (5) days after it has been sent by certified mail, as follows:

                A.     Seller, RLA and/or Shareholder:

                        Arthur R. Riben
                        2430 Riviera Drive
                        Delray Beach, Florida 33445
                        Fax No.: 561-278-2539

                        with a copy to:

                        Robert A. Rosin, Esq.
                        215 South Broadway
                        Philadelphia, PA 19107
                        Fax No.: 215-732-2121

                B.     PURCHASER:

                        Spectrum Microwave, Inc.
                        8031 Avonia Road
                        Fairview, Pennsylvania 16415
                        Attention: John P. Freeman, CFO
                        Fax No.: 814-835-1600

                        with a copy to:

                        Hodgson Russ LLP
                        One M & T Plaza
                        Suite 2000
                        Buffalo, New York 14203
                        Attn: Robert B. Fleming, Jr., Esq.
                        Fax No.: 716-849-0349

Any party may from time to time designate by written notice pursuant to this Section 12.1 any other address or party to which such notice or communication or copies thereof shall be sent.

        12.2     Assignment. Purchaser may (i) assign its rights to purchase the Purchased Assets and/or the Real Property to an Affiliate of Purchaser, provided that, notwithstanding any such assignment, Purchaser shall remain primarily liable for all of its obligations under this Agreement and (ii) after the Closing, assign its rights under this Agreement to any Person who acquires the Business, directly or indirectly, from Purchaser. Except as provided in the preceding sentence, no party shall assign this Agreement or any rights, interests or obligations hereunder, or delegate performance of any of its obligations hereunder, without the prior written consent of the other party.

        12.3     Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, both parties. No failure to delay of a party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the existence of any other right or power.

        12.4     Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Nothing expressed or implied herein is intended or will be construed to confer upon or to give any other Person any rights or remedies by virtue hereof.

        12.5     Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than avoided, if possible, in order to achieve the intent of the parties to the extent possible.

        12.6     Counterparts; Facsimile. This Agreement may be executed by facsimile signature transaction and in one or more counterparts each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement.

        12.7     Headings. The headings used in this Agreement are for reference purposes only and shall not be given substantive effect.

        12.8     Governing Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of Pennsylvania without reference to its principles of conflicts of laws.

        12.9     Entire Agreement. This Agreement, the Schedules, the Exhibits hereto and the Additional Agreements embody the entire agreement and understanding of the parties in respect of any subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter including, but not limited to, (a) the Confidentiality Agreement among Purchaser and Seller dated September 21, 2004 and (b) the letter of intent among Purchaser and Seller, Shareholder and RLA dated on or about November 8, 2004 (as amended).

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                IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SPECTRUM MICROWAVE, INC.

By:	/s/ John P. Freeman
	Senior Vice President and Chief Financial Officer	(Title)

AMPLIFONIX, INC.

By:	/s/ Arthur Riben
	President	(Title)

R. LAKE ASSOCIATES

By:	/s/ Arthur Riben
	Partner	(Title)

/s/ Arthur Riben
DR. ARTHUR RIBEN

INDEX OF SCHEDULES AND EXHIBITS
SCHEDULES:

Schedule 1.1(A)	Assumed Contracts
Schedule 1.1(B)	Permitted Assumed Expenses
Schedule 1.1(C)	Additional Excluded Assets
Schedule 1.1(D)	Additional Purchased Assets
Schedule 2.5	Allocation of Purchase Price
Schedule 4.3	Violations and Conflicts; Consents
Schedule 4.5	Taxes
Schedule 4.6	Real Property
Schedule 4.7	Tangible Personal Property
Schedule 4.8	Intellectual Property Matters
Schedule 4.9(a)	Financial Statements
Schedule 4.9(b)	Accounts Receivable
Schedule 4.9(c)	Inventory
Schedule 4.10	Employee Benefit Plans
Schedule 4.11(a)	Labor Matters
Schedule 4.12(a)	Insurance
Schedule 4.13(a)	Contracts
Schedule 4.13(b)	Affiliate Contracts; Validity
Schedule 4.13(c)	Defaults
Schedule 4.14	Litigation
Schedule 4.15	Noncompliance with Law
Schedule 4.16(a)	Lists of Permits, Licenses and Authorizations
Schedule 4.16(b)	Permits, Licenses, Etc. Lacking
Schedule 4.17	Environmental Matters
Schedule 4.19	Product and Warranty Matters
Schedule 4.20	Encumbrances
Schedule 4.21	Material Changes
Schedule 5.3	Purchaser Violations and Conflicts; Consents
Schedule 7.1(b)	Consents of Third Parties and Governmental Authorities

EXHIBITS:

Exhibit 2.3(a)	Form of Escrow Agreement
Exhibit 3.2(a)(ii)	Form of Bill of Sale
Exhibit 3.2(a)(iii)	Form of Assignment and Assumption Agreement
Exhibit 7.2(e)	Opinion of Seller's Counsel
Exhibit 7.2(j)	Form of Michael Smith Non-Competition Agreement